EXHIBIT 99

MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607
(312) 421-7600
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:

Jill York - Vice President and Chief Financial Officer

(773)    645-7866

E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial, Inc. reports record quarterly earnings in first quarter of 2003

CHICAGO, April 22, 2003 — MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A., Union Bank, N.A. and Abrams Centre National Bank (collectively, the Banks), announced today first quarter results for 2003.  The Company had net income of $12.4 million for the first quarter of 2003 compared to $10.3 million for the first quarter of 2002, an increase of 19.9%.  Fully diluted earnings per share for the first quarter of 2003 increased 17.2% to $0.68 compared to $0.58 per share in the first quarter of 2002.

Mitchell Feiger, President and Chief Executive Officer of MBFI said, “The Company continues to produce a healthy stream of earnings during a difficult economic period.  We are extremely pleased with our performance for the first quarter of 2003.

On February 7, 2003, the Company acquired South Holland Bancorp, Inc., (South Holland) parent company of South Holland Trust & Savings Bank, for $93.1 million in cash.  This acquisition generated approximately $28.6 million in goodwill and $5.9 million in other intangibles.”

RESULTS OF OPERATIONS

The Company had net income of $12.4 million for the first quarter of 2003 compared to $10.3 million for the first quarter of 2002.  Net interest income, the largest component of net income, was $33.8 million for the three months ended March 31, 2003, an increase of $2.6 million, or 8.4% from $31.2 million for the first quarter of 2002.  Net interest income grew primarily due to a $514.1 million, or 16.3% increase in average interest earning assets, which offset a 28 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.79%.  The increase in average earning assets was primarily due to the acquisition of the First National Bank of Lincolnwood (Lincolnwood) in the second quarter of 2002, South Holland in the first quarter of 2003, and growth of the Company’s commercial lending business.  The provision for loan losses totaled $2.7 million and $3.4 million for the three months ended March 31, 2003 and 2002, respectively.

Other income increased $6.2 million, or 73.5% to $14.5 million for the quarter ended March 31, 2003 from $8.3 million for the first quarter of 2002.  Net lease financing increased by $2.5 million, primarily due to $1.8 million in additional revenues resulting from the acquisition of LaSalle Systems Leasing, Inc. (LaSalle) in the third quarter of 2002.  Deposit service fees, trust and brokerage fees, and other operating income grew $1.5 million, $1.2 million, $1.0 million, respectively.

Other expense increased by $6.2 million, or 29.4% to $27.3 million for the three months ended March 31, 2003 from $21.1 million for the three months ended March 31, 2002.  Salaries and employee benefits increased by $3.5 million due to the South Holland, Lincolnwood and LaSalle acquisitions and the Company’s continued investment in personnel.  Other operating expenses, occupancy and equipment expense, and computer services expense increased by $1.5 million, $838 thousand, and $458 thousand, respectively.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended March 31,
	2003			2002
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,672,493	$41,493	6.30%	$2,298,001	$38,481	6.79%
Loans exempt from federal income taxes (3)	3,803	66	7.05	10,057	162	6.51
Taxable investment securities	867,564	9,145	4.27	746,822	10,606	5.76
Investment securities exempt from federal income taxes (3)	93,190	1,451	6.31	77,905	1,297	6.75
Federal funds sold	31,466	88	1.13	21,591	88	1.65
Other interest bearing deposits	4,649	16	1.40	4,715	18	1.55
Total interest earning assets	3,673,165	52,259	5.77	3,159,091	50,652	6.50
Non-interest earning assets	344,170			301,306
Total assets	$4,017,335			$3,460,397

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$631,806	$1,588	1.02%	$571,194	$1,819	1.29%
Savings deposits	432,847	906	0.85	337,889	824	0.99
Time deposits	1,669,185	12,362	3.00	1,496,442	14,428	3.91
Short-term borrowings	224,930	918	1.66	196,880	1,128	2.32
Long-term borrowings and redeemable preferred securities	130,049	2,139	6.67	62,399	740	4.81
Total interest bearing liabilities	3,088,817	17,913	2.35	2,664,804	18,939	2.88
Non-interest bearing deposits	529,651			452,760
Other non-interest bearing liabilities	51,109			43,750
Stockholders’ equity	347,758			299,083
Total liabilities and stockholders’ equity	$4,017,335			$3,460,397
Net interest income/interest rate spread (4)		$34,346	3.42%		$31,713	3.62%

Net interest margin on a fully tax equivalent basis (5)			3.79%			4.07%
Net interest margin (5)			3.73%			4.01%

(1)   Non-accrual loans are included in average loans.

(2)   Interest income includes loan origination fees of $1.2 million and $727 thousand for the three months ended March 31, 2003 and 2002, respectively.

(3)   Non-taxable loan and investment income is presented on a fully tax equivalent basis.

(4)   Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)   Net interest margin represents net interest income as a percentage of average interest earning assets.

The Company’s net interest income increased $2.6 million, or 8.4% to $33.8 million for the quarter ended March 31, 2003 from $31.2 million for the first quarter of 2002.  Interest income increased $1.6 million due to a $514.1 million, or 16.3% increase in average interest earning assets, comprised of a $368.2 million, or 16.0% increase in average loans, a $136.0 million, or 16.5% increase in average investment securities and a $9.9 million, or 45.7% increase in average federal funds sold.  The increase in average interest earning assets was partially offset by a 73 basis point decline in their yield to 5.77%.  Interest expense declined by $1.0 million due to a 53 basis point decrease in the cost of funds to 2.35%, which was partially offset by a $424.0 million, or 15.9% increase in average interest bearing liabilities.  The increase in average interest earning assets and average interest bearing liabilities is primarily due to the acquisition of Lincolnwood in the second quarter of 2002, South Holland in the first quarter of 2003, and growth of the Company’s commercial lending business.  The net interest margin expressed on a fully tax equivalent basis declined 28 basis points to 3.79% in the first quarter of 2003 from 4.07% in the comparable 2002 period.  Of this decline in the net interest margin, approximately 14 basis points is due to an additional $59.8 million in trust preferred securities issued in August 2002.  The remaining decrease is primarily due to interest margin compression caused by the continuing decline in market rates.

The net interest margin expressed on a fully tax equivalent basis declined by 8 basis points to 3.79% in the first quarter of 2003 from 3.87% in the fourth quarter of 2002 primarily due to higher than expected mortgage-backed security prepayments, which resulted in an increase in premium amortization expense during the 2003 period.

OTHER INCOME

Other income increased $6.2 million, or 73.5% to $14.5 million for the quarter ended March 31, 2003 from $8.3 million for the first quarter of 2002.  Net lease financing increased by $2.5 million, primarily due to $1.8 million in additional revenues generated as a result of the LaSalle acquisition.  Deposit service fees increased by $1.5 million, or 61.3%, due to increases in NSF and overdraft fees and monthly service charges of $923 thousand and $496 thousand, respectively, resulting from volume increases associated with the Lincolnwood and South Holland acquisitions, as well as the introduction of a new courtesy overdraft program and free checking product.  Trust and brokerage fees increased by $1.2 million primarily due to $953 thousand in additional revenues generated by South Holland’s wholly owned full service broker/dealer, Vision Investment Services, Inc. (Vision), and $427 thousand generated by South Holland’s trust department.  Other operating income increased by $1.0 million due to increases in miscellaneous customer service fees, gains on sale of loans and ATM fees of $596 thousand, $452 thousand and $325 thousand, respectively, which were partially offset by a $423 thousand decline in gain on sale of other real estate.

OTHER EXPENSE

Other expense increased by $6.2 million to $27.3 million for the three months ended March 31, 2003 from $21.1 million for the three months ended March 31, 2002.  Salaries and employee benefits increased by $3.5 million due to the South Holland, Lincolnwood and LaSalle acquisitions and the Company’s continued investment in personnel.  Other operating expenses increased by $1.5 million, due primarily to $530 thousand in cost of investment sales excluding salaries and employee benefits incurred by Vision and a $357 thousand loss on sale of fixed assets in the 2003 quarter, as well as increases in telephone expense, ATM expense and insurance expense of $228 thousand, $184 thousand and $120 thousand, respectively.  Occupancy and equipment expense and computer services expense increased by $838 thousand and $458 thousand, respectively, due to additional locations and customer accounts acquired in the South Holland, Lincolnwood and LaSalle acquisitions.

The efficiency ratio increased to 55.94% for three months ended March 31, 2003 from 53.45% for the quarter ended December 31, 2002.  The increase is primarily due to the acquisition of South Holland and its broker/dealer subsidiary, Vision, which operates at a low gross margin.  Most cost savings relating to the acquisition of South Holland are expected to be realized in the third quarter of 2003 since the integration of South Holland’s computer systems with those of MB Financial Bank is expected to be completed in the second quarter of 2003.  After this integration has been completed, South Holland will be merged into MB Financial Bank.

INCOME TAXES

Income tax expense for the three months ended March 31, 2003 increased $1.1 million to  $5.8 million compared to $4.7 million for the same period in 2002.  The effective tax rate was 32.1% and 31.2% for the three months ended March 31, 2003 and 2002, respectively.

BALANCE SHEET

Total assets increased $483.6 million, or 12.9% to $4.2 billion at March 31, 2003 from $3.8 billion at December 31, 2002. Net loans increased by $266.1 million, or 10.8% largely due to the acquisition of South Holland, which had net loans of $262.8 million at the date of acquisition.  Investment securities available for sale increased by $121.8 million, or 13.6% primarily due to the acquisition of South Holland, which had investment securities available for sale of $179.0 million at the acquisition date.  Goodwill increased by $28.6 million due to goodwill generated in the South Holland acquisition.

Total liabilities increased by $475.0 million, or 13.9% to $3.9 billion at March 31, 2003 from $3.4 billion at December 31, 2002.  Total deposits grew by $432.0 million, or 14.3% largely due to $453.1 million in deposits acquired through the acquisition of South Holland.  Short-term borrowings increased by $28.9 million, or 13.0% due to increases in FHLB advances, revolving line of credit, and securities sold under agreement to repurchase of $50.0 million, $20.0 million and $18.8 million, which were partially offset by a $59.9 million decline in federal funds purchased.

Total stockholders’ equity increased $8.5 million, or 2.5% to $351.7 million at March 31, 2003 compared to $343.2 million at December 31, 2002.  The first quarter growth was due to net income of $12.4 million and partially offset by $2.7 million, or $0.15 per share cash dividends and a $589 thousand decline in accumulated other comprehensive income.

At March 31, 2003, the Company’s total risk-based capital ratio was 12.39%, Tier 1 capital to risk-weighted assets ratio was 10.59% and Tier 1 capital to average asset ratio was 8.59%.  The Banks were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at March 31, 2003.

At March 31, 2003, the Company’s book value per share was $19.86.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):

	March 31,	December 31,
	2003	2002

Non-performing loans:
Non-accrual loans	$21,493	$21,359
Loans 90 days or more past due, still accruing interest	941	624
Total non-performing loans	22,434	21,983

Other real estate owned	1,106	549
Other repossessed assets	21	10

Total non-performing assets	$23,561	$22,542

Total non-performing loans to total loans	0.81%	0.88%
Allowance for loan losses to non-performing loans	173.72%	154.16%
Total non-performing assets to total assets	0.56%	0.60%

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended March 31,
	2003	2002

Balance at beginning of period	$33,890	$27,500
Additions from acquisitions	3,563	—
Provision for loan losses	2,736	3,400
Charge-offs	(2,622)	(3,633)
Recoveries	1,406	239
Balance at March 31,	$38,973	$27,506

Total loans at March 31,	$2,775,907	$2,305,898

Allowance for loan losses to total loans	1.40%	1.19%

The Company maintains its allowance for loan losses at a level that management believes will be adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, prior loss experience, and the value of underlying collateral.

Net charge-offs declined by $2.2 million in the quarter ended March 31, 2003 compared to the comparable 2002 period due to a $1.2 million increase in recoveries due to the Company’s collection efforts and a $1.0 million decline in charge-offs in the 2003 first quarter.  The provision for loan losses declined by $664 thousand to $2.7 million in the quarter ended March 31, 2003 from $3.4 million in the quarter ended March 31, 2002.

As of March 31, 2003, the Company had approximately $7.6 million in performing lease loans (collectively, the Kmart loans) under which Kmart Corporation was the lessee.  Approximately $4.7 million of these loans were direct financing leases included in the Company’s lease loan portfolio.  Kmart Corporation filed for bankruptcy protection on January 22, 2002.  The Kmart loans are secured by revenue producing equipment with an original cost of $10.2 million that was purchased and installed during the second half of 2001.  Subsequent to filing for bankruptcy protection, Kmart Corporation closed a number of its retail store locations, including some in which this equipment was located.  At that time, Kmart had informed us that all of our equipment located in closed stores had been moved to stores that would remain open.

In connection with Kmart’s efforts to emerge from Chapter 11, Kmart filed its First Amended Joint Plan of Reorganization (the Plan) on February 25, 2003.  On March 28, 2003, Kmart stated in a press release that it seeks to confirm the Plan before the United States Bankruptcy Court for the Northern District of Illinois at a later time to be announced by the Bankruptcy Court.  According to a copy of the Plan and the exhibits to the Plan made available to the public on Kmart’s website for the bankruptcy matter, Kmart has specifically indicated that it intends to assume all lease loans with the Company, subject to approval of the Plan by the Bankruptcy Court.

While the Kmart loans are currently performing in accordance with their terms, no assurance can be given that this will continue to be the case.  No assurances can be made that a loss related to these loans will not be incurred.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to the Company’s future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities, including our recently completed acquisition of South Holland Bancorp, might not be realized within the expected time frames; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (3) changes in management’s estimate of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and our net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) our ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of its direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; and (14) future acquisitions of other depository institutions or lines of business.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2003 and December 31, 2002

(Dollar amounts in thousands, except for common share data)

(Unaudited)

	March 31,	December 31,
	2003	2002

ASSETS
Cash and due from banks	$103,756	$90,522
Interest bearing deposits with banks	7,969	1,954
Federal funds sold	41,600	16,100
Investment securities available for sale	1,015,327	893,553
Loans held for sale	9,468	8,380
Loans (net of allowance for loan losses of $38,973 at March 31, 2003 and $33,890 at December 31, 2002)	2,736,934	2,470,824
Lease investments, net	66,908	68,487
Interest only securities	1,900	5,356
Premises and equipment, net	55,910	50,348
Cash surrender value of life insurance	73,940	73,022
Goodwill, net	74,486	45,851
Other Intangibles, net	8,448	2,797
Other assets	46,513	32,387

Total assets	$4,243,159	$3,759,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest bearing	$564,716	$497,264
Interest bearing	2,886,872	2,522,301
Total deposits	3,451,588	3,019,565
Short-term borrowings	251,625	222,697
Long-term borrowings	46,054	45,998
Company-obligated mandatorily redeemable preferred securities	84,800	84,800
Accrued expenses and other liabilities	57,351	43,334
Total liabilities	3,891,418	3,416,394

Stockholders’ Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued 17,741,535 shares at March 31, 2003 and December 31, 2002)	177	177
Additional paid-in capital	69,426	69,531
Retained earnings	264,986	255,241
Accumulated other comprehensive income	18,194	18,783
Less: 30,687 and 15,865 shares of treasury stock, at cost, at March 31, 2003 and December 31, 2002, respectively	(1,042)	(545)
Total stockholders’ equity	351,741	343,187

Total liabilities and stockholders’ equity	$4,243,159	$3,759,581

MB FINANCIAL, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except common share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002

Interest income:
Loans	$41,536	$38,585
Investment securities:
Taxable	9,145	10,606
Nontaxable	943	843
Federal funds sold	88	88
Other interest bearing accounts	16	18
Total interest income	51,728	50,140

Interest expense:
Deposits	14,856	17,071
Short-term borrowings	918	1,128
Long-term borrowings and redeemable preferred securities	2,139	740
Total interest expense	17,913	18,939
Net interest income	33,815	31,201
Provision for loan losses	2,736	3,400
Net interest income after provision for loan losses	31,079	27,801

Other income:
Loan service fees	1,696	1,152
Deposit service fees	3,883	2,408
Lease financing, net	3,257	763
Trust and brokerage fees	2,553	1,350
Net gains on sale of securities available for sale	81	580
Increase in cash surrender value of life insurance	918	1,027
Other operating income	2,071	1,055
	14,459	8,335

Other expense:
Salaries and employee benefits	14,683	11,222
Occupancy and equipment expense	4,591	3,753
Computer services expense	1,132	674
Intangibles amortization expense	272	186
Advertising and marketing expense	969	809
Professional and legal expense	1,073	1,385
Other operating expenses	4,582	3,071
	27,302	21,100
Income before income taxes	18,236	15,036

Income taxes	5,831	4,687
Net Income	$12,405	$10,349

Common share data:
Basic earnings per common share	$0.70	$0.59
Diluted earnings per common share	$0.68	$0.58
Weighted average common shares outstanding	17,714,400	17,531,402
Diluted weighted average common shares outstanding	18,116,189	17,884,036

MB FINANCIAL, INC. & SUBSIDIARIES

SELECTED FINANCIAL RATIOS

(Unaudited)

	At or For the Three Months Ended
	March 31, 2003	March 31, 2002

Performance Ratios:

Annualized return on average assets	1.25%	1.21%
Annualized return on average equity	14.47	14.03
Net interest rate spread	3.42	3.62
Efficiency ratio (1)	55.94	53.46
Net interest margin — fully tax equivalent basis	3.79	4.07
Net interest margin	3.73	4.01
Average interest-earning assets to average interest-bearing liabilities	118.92	118.55

Asset Quality Ratios:

Non-performing loans to total loans	0.81%	0.83%
Non-performing assets to total assets	0.56	0.57
Allowance for loan losses to total loans	1.40	1.19
Allowance for loan losses to non-performing loans	173.72	144.34
Net loan charge-offs to average loans (annualized)	0.18	0.60

Capital Ratios:

Average equity to average assets	8.66%	8.64%
Equity to total assets	8.29	8.73
Tangible book value per share (2)	$15.34	$15.13

Company’s Capital Ratios:

Total capital (to risk-weighted assets)	12.39%	12.94%
Tier 1 capital (to risk-weighted assets)	10.59	11.08
Tier 1 capital (to average assets)	8.59	8.25

(1)   Equals total other expense excluding intangibles amortization expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.

(2)   Equals total stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.